UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)	March 20, 2008

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska (Address of Principle’s Executive Offices)	99518 Zip Code

Registrant’s telephone number, including area code:	(907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 1, 2002, Chugach issued $60 million of 2002 Series B Bonds. The bonds were expected to mature on February 1, 2012 and bore interest at a rate set for 28-day auction periods. The bonds could have been converted, at our discretion, to a daily, seven-day, 35-day, three-month or a semi-annual period or a flexible auction period. The bonds were subject to optional and mandatory redemption and to mandatory tender for purchase prior to maturity.

Chugach had $29.6 million of 2002 Series B Bonds outstanding on March 20, 2008. The interest rate on the 2002 Series B Bonds was subject to a reset mechanism every 28 days through an auction process. Recent events affecting bond insurers, including Chugach’s bond insurer, MBIA, have injected some level of uncertainty regarding the success of the auction process.

On February 20, 2008, the auction was held and failed to obtain sufficient clearing bids. Therefore, the current bondholders continued to hold the bonds and the rate on the 2002 Series B Bonds was set at 4.677% and stayed in effect until March 20, 2008. The failure of the auction did not constitute an event of default under any financing arrangement.

On March 5, 2008, bondholders were notified of the intent of Chugach to redeem the entire outstanding principal amount of the 2002 Series B Bonds. The Board of Directors authorized the redemption using funds obtained from one or more new borrowings under Chugach’s existing lines of credit with CoBank, ACB or National Rural Utilities Cooperative Finance Corporation (NRUCFC).

On March 20, 2008 Chugach redeemed the $29.6 million outstanding principal amount of the 2002 Series B Bonds using our NRUCFC line of credit at an initial rate of 3.46%. Repayment of the NRUCFC line of credit is required by March 15, 2009. Accordingly, outstanding borrowings continue to be classified as long-term. Management is currently evaluating long-term financing options.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	March 26, 2008	CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Bradley W. Evans
Bradley W. Evans
Interim Chief Executive Officer